RECEIVABLES PURCHASE AGREEMENT

dated 19 November 2007

between

ArvinMeritor CVS Axles France

as Seller

and

VIKING ASSET PURCHASER No 7 IC
an incorporated cell of Viking Global Finance ICC

as Purchaser

and

CITICORP TRUSTEE COMPANY LIMITED
as Programme Trustee

Table of Contents

1.	DEFINITIONS AND CONSTRUCTION………………………………………………………………......	1
2.	PURCHASE AND SALE……………………………………………………………………………………	10
3.	CONDITIONS PRECEDENT TO INITIAL PURCHASE………………………………………………….	11
4.	ADDITIONAL PURCHASERS……………………………………………………………………………..	11
5.	PAYMENTS TO THE PURCHASER, ETC………………………………………………………………...	12
6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS………………………………………	12
7.	REMEDIES FOR UNTRUE REPRESENTATION, ETC…………………………………………………	15
8.	FURTHER ASSURANCE……………………………………………………………………………………	16
9.	NOTICES……………………………………………………………………………………………………..	16
10.	ASSIGNMENT AND SUPPLEMENTS…………………………………………………………………….	17
11.	AMENDMENTS AND MODIFICATIONS……………………………………………………………….	17
12.	RIGHTS CUMULATIVE, WAIVERS……………………………………………………………………….	17
13.	APPORTIONMENT………………………………………………………………………………………….	18
14.	PARTIAL INVALIDITY…………………………………………………………………………………….	18
15.	CONFIDENTIALITY…………………………………………………………………………………………	18
16.	NO OBLIGATIONS OR LIABILITIES……………………………………………………………………..	19
17.	CHANGE OF PROGRAMME TRUSTEE…………………………………………………………………..	19
18.	NO LIABILITY AND NO PETITION……………………………………………………………………….	20
19.	LIMITED RECOURSE………………………………………………………………………………………..	20
20.	GOVERNING LAW AND JURISDICTION………………………………………………………………	20
21.	TERMINATION………………………………………………………………………………………………	21

SCHEDULE 1 Eligibility Criteria
SCHEDULE 2 Conclusion of purchase – offer and acceptance, purchase price and perfection
SCHEDULE 3 Representations, warranties and undertakings
SCHEDULE 4 Form of Accession Letter
SCHEDULE 5 Form of solvency certificate

This receivables purchase agreement (the “Agreement”) is made on 19 November 2007 between:

(1)     Arvinmeritor cvs axles france, a company incorporated under the laws of the France (reg. no. [ ]) having its registered office at 36 rue du Lyonnais, FR-69800 St Priest, France (the “Seller”);

(2)     VIKING ASSET PURCHASER No 7 IC (registration no. 92607), an incorporated cell of VIKING GLOBAL FINANCE ICC, an incorporated cell company incorporated under the laws of Jersey having its registered office at Ogier, Whitely Chambers, Don Street, St Helier , Jersey JE4 9WG, Channel Islands (the “Initial Purchaser”); and

(3)     CITICORP TRUSTEE COMPANY LIMITED, acting through its office at 14th Floor, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (the “Programme Trustee” which expression shall include such person and all other persons for the time being acting as the security trustee or trustees pursuant to the Master Security Trust Deed).

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Agreement the following terms have the following meanings:

                   “Accession Letter” means a document substantially in the form set out in Schedule 4 hereto.

“Acceptance” means an acceptance issued by the Purchaser to the Seller through the PrimeRevenue System or in any other form acceptable to the Accounts Administrator in response to an Offer.

                  “Accounts” means bank accounts number *********1 with Nordea Bank AB (publ), and all such other accounts as may from time to time be in addition thereto or substituted therefore in accordance with the relevant Transaction Documents (including but not limited to all and any Operating Account as such term is defined in the Masters Definitions Schedule).

“Accounts Administrator” means Structured Finance Servicer A/S acting through its office at Copenhagen and any person appointed as accounts administrator in respect of inter alia the Transaction under the Master Accounts Administration Agreement.

“Accounts Pledge Agreement” means the pledge agreement(s) over the Accounts dated 12 June 2006 entered into or to be entered into by or on behalf of a Purchaser and the Programme Trustee.

“Additional Purchaser” means each incorporated cell of Viking Global Finance IC and each company within the Nordea Bank group that agrees to be bound by the terms and conditions of this Agreement by executing an Accession Letter.

“Aggregate Euro Outstanding Amount” means, at any time, the aggregate of the Euro Outstanding Amount of all of the Purchased Receivables in relation to the relevant Purchaser relating to the Transaction at that time.

“Aggregate Outstanding Amount” means, at any time, the aggregate of the Outstanding Amount of all the Purchased Receivables at that time.

“Available Facility” means, in respect of each Purchaser and in relation to the Transaction, on any day, the lesser of; (a) the Total Commitments in relation to such Purchaser; and (b) the Borrowing Base in relation to such Purchaser, less the Face Amount of outstanding Notes, Overdraft Advances and Loans in relation to the relevant Purchaser. For the purpose of calculating the Available Facility on any day, any Notes, Loans or Overdraft Advances due to be repaid on such day shall be deemed to have been repaid.

“Banks” means the financial institutions listed as banks in Part 1 of Schedule 1 of the relevant Liquidity Facility Agreement.

"Borrowing Base" means, in respect of each Purchaser which is, or which becomes a party to this Agreement in respect of the Transaction,, on any day, the aggregate of: (a) Aggregate Euro Outstanding Amount; (b) any Collections received or payable in relation to the Transaction, in each case either by the Seller or the Accounts Administrator which have not been remitted or paid to the Purchaser on any relevant Purchased Receivable and that have not been utilised either to purchase Receivables under this Agreement or to repay the Notes; (c) an amount equal to any insufficiency in available funds necessary for a Purchaser to pay the Face Amount of the Notes in relation to that Purchaser and all amounts ranking pari passu with or senior to such Notes including those arising as the result of any difference between the spot and forward rates under any currency hedging agreement entered into by the Purchaser in accordance with the Master Accounts Administration Agreement; and (d) accrued legal and other fees, costs and expenses incurred by the relevant Purchaser in connection with the Transaction Documents.

“Business Day” means a day on which banks are open in Copenhagen, Stockholm, Jersey and London for the transaction of business of the nature required by the Transaction Documents.

“Calculation Date” means the Purchase Date provided that if such day is not a Business Day it shall be the next Business Day following such day.

“CMSAs” means the Renault CMSA and any other Customer Managed Service Agreement entered into between a Permitted Obligor and PrimeRevenue, and “CMSA” means any of them.

“Collections” means the aggregate of all amounts paid by the relevant obligors in respect of any and all Purchased Receivables relating to a Purchaser plus any amounts payable to such Purchaser by the Seller but not yet paid to such Purchaser following settlement of the final amount of any claim under any of the warranties, covenants and indemnities contained in this Agreement.

“Commitment” means: (a) in relation to a Bank which is a Bank on the date of the relevant Liquidity Facility Agreement, the amount set opposite its name in Schedule 1 of the relevant Liquidity Facility Agreement and the amount of any other Bank’s Commitment acquired by it under the relevant Liquidity Facility Agreement; and (b) in relation to a Bank which becomes a Bank after the date of the relevant Liquidity Facility Agreement, the amount of any other Bank’s Commitment acquired by it under the relevant Liquidity Facility Agreement, to the extent not cancelled, reduced or transferred under the relevant Liquidity Facility Agreement.

“CP Programme” means the EUR 2,000,000,000 multi-currency asset-backed commercial paper programme for the issue of commercial paper notes established by the Issuer.

“Defaulted Receivable” means a Purchased Receivable in respect of which there is a Permitted Obligor Default.

“Delinquent Receivable” means, at any time, a Receivable in respect of which all or any part of the Outstanding Amount is not paid on its due date.

“Eligibility Criteria” means the eligibility criteria in respect of the Purchased Receivables set out in Schedule 1 of this Agreement.

“EURIBOR” means: (a) the rate per annum which appears on Page EURIBOR01 on the Reuters Screen; or (b) if no such rate appears, the arithmetic mean (rounded upward to four decimal places) of the relevant offered rates which appear on the relevant page (if any) on the Telerate Screen; or (c) if no such rate appears on the Telerate Screen and one only or no offered rate appears on the relevant page of the Reuters Screen or there is no relevant page on the Reuters Screen, the arithmetic mean (rounded upward to four decimal places) of the rates quoted by the Reference Banks to leading banks in the European interbank market, at or about 11.00 a.m. Copenhagen time on the applicable Calculation Date for the offering of euro deposits for the relevant period.

“euro” or “EUR” or means the single currency of any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Euro Outstanding Amount” means, in relation to any Purchased Receivable, the Outstanding Amount of such Purchased Receivable converted into euro at the Foreign Exchange Rate in respect of such Purchased Receivable.

“Face Amount” means the face amount in respect of the Notes or the Receivables, as the case may be.

“FI Agreement” means the financial institution agreement dated 12 June 2006 and entered into between the Initial Purchaser and PrimeRevenue.

“Financial Indebtedness” means (i) moneys borrowed, (ii) finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of a borrowing, (v) the marked to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price, (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, and (vii) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vi).

“Foreign Exchange Rate” means for any Purchased Receivable, the rate at which Swedish Kronor are to be exchanged into euro pursuant to any foreign exchange agreement entered into in respect of such Purchased Receivable on or about the Purchase Date in respect of such Purchased Receivable.

“Funding Costs” means the aggregate interest accrued on (i) the Notes (paid or to be paid) and (ii) any debt incurred by the Purchaser for the purpose of financing the acquisition of the Purchased Receivables (paid or to be paid). For the avoidance of doubt “to be paid” in relation to (i) and (ii) shall mean for the period up and till the date when the relevant debt may be repaid without any penalty, break cost or fee.

                   “Incorporated Cell” means each incorporated cell of Viking Global Finance ICC.

“Initial L/C Bank” means Nordea Bank Danmark A/S under the Standby Letter of Credit Agreement.

“Initial Purchaser” means Viking Asset Purchaser No 7 IC.

“Issuer” means Viking Asset Securitisation Limited, a company incorporated in Jersey with limited liability, having its registered office at Ogier, Whitely Chambers, Don Street St Helier , Jersey JE4 9WG, Channel Islands.

“Issuer Security Trust Deed” means the issuer security trust deed dated 1 March 2000 between the Issuer and the Programme Trustee as amended and restated by a deed dated 18 July 2003 between the Issuer and the Programme Trustee.

“L/C Bank” means Nordea Bank AB (publ) under the Standby Letter of Credit Agreement.

“Liquidity Coverage Condition” is met if, in respect of each Purchaser, on any day, the aggregate outstanding amount of the Notes in respect of such Purchaser (in each case, where such Notes are not denominated in euro, converted into euro at the rate of exchange between euro and the relevant currency under the relevant hedging agreement entered into in connection with such Notes) (excluding for this purpose any Notes to be redeemed on such date of determination) plus the Euro Equivalent (as such term is defined in the Master Definitions Schedule) amount of any outstanding drawings under the Liquidity Facility and the Overdraft Facility in each case attributable to the Purchaser in relation to the Transaction, plus any interest accrued or to accrue in respect of such drawings is not greater than the lesser of (i) the part of the Total Commitments in respect of such Purchaser and (ii) the Borrowing Base in respect of such Purchaser, in each case less an amount equal to twenty five (25) per cent of the Senior Fees Provision (as such term is defined in the Master Definitions Schedule), if any in respect of such Purchaser in relation to the Transaction.

“Liquidity Facility” means the liquidity facility under the relevant Liquidity Facility Agreement.

“Liquidity Facility Agreement” means each liquidity facility agreement entered into in relation to inter alia the Transaction between relevant Purchaser, Nordea Bank Danmark A/S as Agent and the Banks, including the liquidity facility agreement dated 12 June, 2006 between the Initial Purchaser, Nordea Bank Danmark A/S as Agent and the Banks.

“Loan” means the aggregate of the principal amount of each borrowing by each Purchaser under the relevant Liquidity Facility Agreement or the principal amount outstanding of that borrowing attributable to the Transaction.

                  “Margin” shall be as set out in the fee letter entered into between Initial Purchaser and the Seller on or about the date hereof.

“Master Account Administrator” means Nordea Bank Danmark A/S as Master Account Administrator under the Master Accounts Administration Agreement.

“Master Accounts Administration Agreement” means the accounts administration agreement dated 12 June, 2006 between inter alia Nordea Bank Danmark A/S, Nordea Bank AB (publ), the Accounts Administrator and the Programme Trustee inter alia in relation to the Transaction.

“Master Definitions Schedule” means the masters definitions schedule dated on or about the date hereof and signed for the purpose of identification by, inter alia, the Initial Purchaser, Nordea Bank AB (publ), the Issuer and Nordea Bank Danmark A/S.

“Master Overdraft Facility Agreement” means the overdraft facility agreement dated 12 June, 2006 between inter alia the Initial Purchaser and the Overdraft Bank (as defined therein) in relation inter alia to the Transaction.

“Master Security Trust Deed” means the security trust deed dated 12 June, 2006 between the Initial Purchaser and the Programme Trustee inter alia in relation to the Transaction, as supplemented by a supplemental security trust deed.

“Moody’s” means Moody’s Investors Service Limited and includes any successor to its rating business.

“Non-Defaulted Receivables” means Purchased Receivables in relation to the relevant Purchaser for which there has not been any default in payment from the relevant Permitted Obligors.

“Notes” means commercial paper notes issued by Viking Asset Securitisation Limited in relation to this Transaction on behalf of the Purchasers and includes the commercial paper notes represented by a Note in global form.

“Offer” means an irrevocable offer from the Seller to the Purchaser for the sale of Receivables and given by the Seller to the Purchaser through the PrimeRevenue System or in any other form acceptable to the Accounts Administrator and “to Offer” and “Offered” shall have the corresponding meaning.

“Outstanding Amount” means at any time in respect of any Receivable or Purchased Receivable, the total amount due and owing by the relevant Permitted Obligor at that time in respect of the relevant Receivable or Purchased Receivable. For the avoidance of doubt, the Outstanding Amount for any Purchased Receivable shall not be reduced by virtue of any set off or counterclaim which reduces the amount recoverable in respect of the that Purchased Receivable.

“Overdraft Advance” means, save as otherwise provided herein, an advance (as from time to time reduced by repayment) made or to be made by the Overdraft Bank (as defined in the Master Overdraft Facility Agreement) under Clause 4 of the Master Overdraft Facility Agreement and attributable to the Transaction.

“Overdraft Facility” means the overdraft facility relating inter alia to the Transaction and made to the relevant Purchaser under the Master Overdraft Facility Agreement.

“Permitted Currency” means EUR.

“Permitted Obligors” means Renault Trucks SAS and any other company within the Volvo group that has entered into a Customer Managed Service Agreement (in all material respects corresponding to the CMSAs) with PrimeRevenue and that has been approved in writing by the Accounts Administrator.

“Permitted Obligor Default” means, at any time, when a Permitted Obligor is unable to pay its debts as they fall due or against whom any administration, insolvency, bankruptcy or liquidation or similar procedures have been instituted.

“PrimeRevenue” means PrimeRevenue, Inc. a company incorporated under the laws of the state of Delaware having its registered office at 1349 West Peachtree St., Suite 900, Atlanta, GA, USA.

“PrimeRevenue System” means the system for the sale and transfer of receivables as more particularly described in the CMSAs, the Supplier Agreement and the FI Agreement.

“Programme Trustee” means CitiCorp Trustee Company Limited or such other person so designated in accordance with the Issuer Security Trust Deed.

“Purchase Date” means each date upon which a sale and purchase of Receivables is concluded pursuant to Clause 2.2 of this Agreement.

“Purchase Price” means the aggregate Receivables Purchase Price paid or to be paid by the relevant Purchaser to the Seller in respect of Purchased Receivables on a particular Settlement Date.

“Purchased Receivables” means all Receivables which are the subject of any sale and purchase (or any purported sale and purchase) pursuant to Clause 2.2 of this Agreement and any other Receivables in respect of which the Receivables Purchase Price has been paid or will be paid by the relevant Purchaser to the Seller.

“Purchaser” means the Initial Purchaser and all Additional Purchasers.

“Rating Agencies” means Moody’s and S&P and “Rating Agency” means any one of them.

“Receivable” means any receivable (inclusive of VAT applied thereon) owed to the Seller in the ordinary course of business by any Permitted Obligor including all rights of the Seller pertaining to such Receivable (defined as “Payment Obligation” in the respective CMSA) in accordance with the respective CMSA, including but not limited to all the Seller’s rights under Section 18(f) of the respective CMSA.

“Receivables Purchase Price” shall be calculated as follows: FA - (FA x IR / (360/DM)); where

                                             DM= actual number of days to and including the relevant maturity date
                                             FA = the Face Amount of the Receivable

IR = means the applicable interest rate being EURIBOR three (3) months plus the Margin.

“Records” means: (a) all files, correspondence, notes of dealing and other documents, books, books of account, registers, records and other information; and (b) all computer tapes, discs, computer programmes, data processing software and related property rights, owned by or under the control and disposition of the Seller, in each case only to the extent relating to the Purchased Receivables.

“Reference Banks” means a minimum of four of the banks (including, in each case, Nordea Bank AB (publ)) which quote rates for the offering of deposits in euro to leading banks in the European interbank market for the relevant period immediately prior to the time set out in the definition of EURIBOR on the applicable Calculation Date.

“Renault CMSA” means the Customer Managed Service Agreement entered or to be entered into between Renault Trucks SAS and PrimeRevenue, pursuant to which the Seller is defined as a Supplier.

“S&P” or “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor company of such rating business.

“Security Interest” means any mortgage, charge, floating charge, assignment or assignation by way of security, lien, pledge, hypothecation, right of set-off (or analogous right), retention of title, flawed asset or blocked-deposit arrangement or any other encumbrance or security interest or security arrangement whatsoever created or arising under any relevant law or any agreement or arrangement having the effect of or performing the economic function of conferring security howsoever created or arising.

“Seller” means ArvinMeritor CVS Axles France in its capacity as seller under this Agreement and not in any other capacity.

“Seller Potential Suspension Event” means any event which, with the giving of notice and/or lapse of time and/or making of any determination and/or any certification, would constitute a Seller Suspension Event.

“Seller Suspension Event” means any of the following events:

(a)     Failure to pay: The Seller fails to pay any amount due under this Agreement or the Supplier Agreement on the due date or on demand in writing, if so payable, unless payment is made within three (3) Business Days of such due date or demand.

(b)     Failure to perform other obligations: The Seller fails to observe or perform any of its other material obligations under this Agreement or the Supplier Agreement or under any undertaking or arrangement entered into in connection therewith and, in the case of a failure capable of being remedied, within ten (10) days after receipt by the Seller of a request in writing from the relevant Purchaser (acting through the Accounts Administrator), that the same be remedied, it has not been remedied to the Purchaser’s (acting through the Accounts Administrator) reasonable satisfaction.

(c)     Representations, warranties or statements proving to be incorrect: Any representation, warranty or statement which is made (or deemed or acknowledged to have been made) by the Seller under this Agreement or the Supplier Agreement or which is contained in any certificate, statement or notice provided by the Seller under or in connection with this Agreement or the Supplier Agreement proves to be incorrect to an extent which, in the reasonable opinion of the Accounts Administrator, is likely to affect the ability of the Seller to perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely materially and adversely to affect the collectability of the Purchased Receivables or any of them.

(d)     Provisions becoming unenforceable: Any provision of any of the Transaction Documents  to which the Seller is a party is or becomes, for any reason, invalid or unenforceable and for so long as such provision remains invalid and unenforceable to an extent which, in the reasonable opinion of the Accounts Administrator, is likely materially and adversely to affect the ability of the Seller (acting in any capacity under any of the Transaction Documents to which it is a party) to perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely to materially and adversely affect the collectability of the Purchased Receivables or any of them.

(e)     Suspension or expropriation of business operations: The Seller changes, suspends or threatens to suspend a substantial part of the present business operations which it now conducts directly or indirectly, or any governmental authority expropriates all or a substantial part of its assets and the result of any of the foregoing is, in the reasonable opinion of the Accounts Administrator, likely to affect the ability of the Seller to observe or perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely to materially and adversely affect the collectability of the Purchased Receivables or any of them.

(f)     Enforcement by creditors: Any form of execution or arrest is levied or enforced upon or sued out against all and any of the Seller’s assets and is not discharged within twenty (20) days of being levied, or any Security Interest which may for the time being affect any material part of its assets becomes enforceable and steps are lawfully taken by the creditor to enforce the same. No Seller Suspension Event will occur under this paragraph (f) if the aggregate amount of the claim enforced is less than EUR 1,000,000 or the equivalent in any other currency.

(g)     Arrangement with Creditors: The Seller proposes or makes any arrangement or composition with, or any assignment or trust for the benefit of, its creditors generally involving (not necessarily exclusively) indebtedness which the Seller would not otherwise be able to repay or service in accordance with the terms thereof.

(h)     Winding-up: A petition is presented (unless contested in good faith and discharged or stayed within twenty (20) days) or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the Seller (other than for the purposes of and followed by a solvent reconstruction previously approved in writing by the Accounts Administrator and the Programme Trustee (such approval not to be unreasonably withheld or delayed), unless during or following such reconstruction the Seller becomes or is declared to be insolvent).

“Settlement Date” means, in respect of a Purchased Receivable, the first (1st) Business Day after the relevant Calculation Date.

“Standby Letter of Credit Agreement” means the standby letter of credit agreement dated 28 May, 2001 between Viking Asset Purchaser No. 2 Limited and Nordea Bank Danmark A/S (formerly Unibank A/S) as amended and restated by an agreement dated 18 July 2003 between Viking Asset Purchaser No. 2 Limited, Viking Asset Purchaser No. 3 Limited, the Initial L/C Bank and other affiliates of the Initial L/C Bank.

“Supplier Agreement” means the supplier agreement entered or to be entered into between the Seller and PrimeRevenue, pursuant to which each of the Permitted Obligors is defined as a Customer.

                   “Swedish Pledge Agreement” means the pledge agreement regarding the Purchased Receivables dated on or about the date hereof between the relevant Purchaser and the Programme Trustee.

“Tax” or “tax” includes all forms of tax, duty or charge on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, personal property and instruments, and any levy, impost, duty, charge or withholding of any nature whatsoever chargeable by any authority, whether in Sweden, Jersey or elsewhere, together with all penalties, charges and interest relating to any of the foregoing.

“Termination Date” means the earliest date on which a Termination Event occurs.

“Termination Event” means the occurrence of any of the following:

(a)     five (5) years having elapsed from the date of this Agreement;

(b)     a failure by the Seller to perform any of its material obligations within thirty (30) Business Days after notification in writing of such failure to perform;

(c)     in relation to the Seller, any corporate action being taken or becoming pending, any other steps being taken or any legal proceedings being commenced or threatened or becoming pending for (i) the bankruptcy, liquidation, dissolution, administration or reorganisation of the Seller (other than for the purposes of and followed by a solvent reconstruction previously approved in writing by each Purchaser and the Programme Trustee (such approval not to be unreasonably withheld or delayed) unless during or following such reconstruction the Seller becomes or is declared to be insolvent) and which is not being contested in good faith or which is not dismissed or withdrawn within thirty (30) days, (ii) the Seller to enter into any composition or arrangement with its creditors generally, or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of the Seller or substantially all of the property, undertaking or assets of the Seller;

(d)     a refusal of the Seller to pay any increased costs incurred by any Bank and/or L/C Bank in connection with the Transaction, such increased costs being outside the control of the Purchaser and the Bank and/or L/C Bank, as the case may be;

(e)     any CMSA and/or the Supplier Agreement being amended to the detriment of any Purchaser or if any CMSA, the FI Agreement and/or the Supplier Agreement is terminated for what ever reason or if any third party right in any CMSA or the Supplier Agreement in relation to which a Purchaser is a beneficiary becomes invalid or unenforceable;

(f)     the occurrence of any termination event under the CP Programme;

(g)     a Seller Suspension Event is outstanding for sixty (60) days or longer, subject to written notice being given by the Accounts Administrator on behalf of the relevant Purchaser; and

(h)     cross default; (i) any Financial Indebtedness of the Seller is not paid when due nor within any originally applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); (ii) any commitment for any Financial Indebtedness of the Seller is cancelled or suspended by a creditor as a result of an event of default (however described); (iii) Any creditor of the Seller becomes entitled to declare any Financial Indebtedness of any Group Company due and payable prior to its specified maturity as a result of an event of default (however described); (iv) no Termination Event will occur under this paragraph (h) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iii) above is less than EUR 10,000,000 or the equivalent in any other currency.

                   “Total Commitments” means (i) where the Initial Purchaser is the sole purchaser under this Agreement, the part of the aggregate of the Commitments as reserved by the Accounts Administrator to be used in relation to the Transaction, being EUR eighty-five million (85,000,000) at the date of this Agreement and (ii) where Additional Purchasers have acceded to this Agreement, in respect of each Purchaser, such part of the aggregate of the Commitments as reserved by the Accounts Administrator to be used in relation to the Transaction as is allocated to such Purchaser by the Accounts Administrator. The Total Commitments will be reduced (A) at the request of the Seller or (B) if the Accounts Administrator in connection with an annual review (such annual review to be made at each anniversary of this Agreement) determines that the twelve (12) months rolling average of the Aggregate Outstanding Amount (“Outstanding Average”) is less than seventy (70) per cent of the Total Commitments, at which time the Total Commitments will be reduced by an amount equal to fifty (50) per cent of the difference between the Outstanding Average and the Total Commitments (to be reduced). No reduction shall however take effect unless, immediately following such reduction, the Liquidity Coverage Condition is met. The Total Commitments may (to the extent possible) be increased as agreed between the Seller and the Accounts Administrator from time to time. The Accounts Administrator may allocate the Total Commitments (including any increase or decrease thereof) as between the Purchasers at its own discretion and each Purchaser’s available part of the Total Commitments is determined accordingly, provided that, no such allocation shall be made unless, immediately following such allocation, the Liquidity Coverage Condition is met.

“Transaction” means the transaction relating to this Agreement envisaged by the Transaction Documents whereby the Seller may sell certain Receivables to a Purchaser and a Purchaser may purchase such Receivables, funded by the issue of Notes under the CP Programme and all related arrangements provided for in the Transaction Documents.

“Transaction Documents” means the documents relating to the Transaction, including this Agreement, the FI Agreement, the CMSAs and the Supplier Agreement, each Liquidity Facility Agreement, the Master Overdraft Facility Agreement and the Master Security Trust Deed, and any agreement or document executed pursuant to or in connection with any of these documents.

1.2	Construction

1.2.1	References in this Agreement to any person shall include references to his successors, transferees and assignees and any person deriving title under or through him.

1.2.2

References in this Agreement to any statutory provision shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment.

1.2.3	References in this Agreement to any agreement or other document shall be deemed also to refer to such agreement or document as amended, varied, supplemented, replaced or novated from time to time.

2.	PURCHASE AND SALE

2.1	Purchase of Receivables

                  Subject to the terms and conditions of this Agreement, each Purchaser agrees that it may (at its sole discretion) elect to purchase Receivables from the Seller on a continuous basis from the date hereof until the Termination Date.

2.2	Conclusion of purchase - offer and acceptance

                  Sale and purchase of Receivables will in each case be concluded as more particularly set out in Part 1 of Schedule 2.

2.3	Purchase Price

The Purchase Price shall be paid and calculated as more particularly set out in Part 2 of Schedule 2.

2.4	VAT

                  Any VAT refund collected from the VAT authorities by the Seller following credit losses on a Purchased Receivable shall be for the benefit of the relevant Purchaser and be paid by the Seller to the relevant Purchaser. The Seller undertakes to take any action permissible, and required by the relevant Purchaser, to assist in collecting any such VAT refund for the benefit of the relevant Purchaser, including but not limited to acquiring the Purchased Receivable at a price equal to any VAT refund available for collection and any amounts recoverable from the Permitted Obligor (if any) and to pay such purchase price upon and to the extent of receipt of the VAT refund and any amounts recovered from the Permitted Obligor.

2.5	Perfection

                  Each sale and purchase pursuant to Clause 2.2 above shall be perfected through the actions more        particularly described in Part 3 of Schedule 2.

2.6	Seller’s receipt of payment in respect of Purchased Receivables

                  In the event that, notwithstanding the notification referred to in Clause 2.5 , the Seller receives from the Permitted Obligors any payment in respect of Purchased Receivables, the Seller shall pay to the relevant Purchaser promptly following such a receipt, all such Collections received by it in respect of the Purchased Receivables to the account as notified by the Accounts Administrator pursuant to Clause 5.2 .

3.	CONDITIONS PRECEDENT TO INITIAL PURCHASE

3.1

Completion of the transfer and acquisition of the Receivables intended to be purchased on the first Purchase Date is subject to the satisfaction (as determined in the reasonable opinion of the Accounts Administrator) of the following conditions precedent:

                                 (a)     each of the Transaction Documents (save for CMSA(s) not entered into by Permitted Obligor(s) that is/are the debtor(s) of the relevant Receivables) has been validly executed by all parties thereto;

                         (b)     all actions that pursuant to Part 3 of Schedule 2 shall be taken prior to any purchase of the relevant Receivables have been completed; and

                                 (c)     Initial Purchaser and the Programme Trustee have received a solvency certificate from the Seller substantially in the form of Schedule 5.

3.2

Completion of the transfer and acquisition of the Receivables intended to be purchased on any following Purchase Date is subject to the satisfaction (as determined in the reasonable opinion of the Accounts Administrator) of the following conditions precedent:

                                (a)     the CMSA(s) relating to the relevant Permitted Obligor(s) has been validly executed by the parties thereto;

                         (b)     all actions that pursuant to Part 3 of Schedule 2 shall be taken prior to any purchase of the relevant Receivables have been completed; and

                                 (d)     Initial Purchaser and the Programme Trustee have received in form and substance satisfactory to each of them legal opinion(s) issued by reputable law firm(s) approved by each of them, as to the laws of the jurisdiction(s) each of them deem relevant.

4.	ADDITIONAL PURCHASERS

4.1

The Initial Purchaser may request that any of the Incorporated Cells and any company within the Nordea group becomes an Additional Purchaser. That Incorporated Cell or company within the Nordea group shall become an Additional Purchaser without the prior consent of the Seller, provided that the Initial Purchaser or the Accounts Administrator delivers to the Seller a duly completed and executed Accession Letter.

4.2	The obligations and liabilities of each Purchaser hereunder shall be several. For the avoidance of doubt, failure by one Purchaser to perform its obligations under this Agreement shall not affect the obligations of any other Purchaser and no Purchaser is responsible for the obligations and representations of any other Purchaser.

5.	PAYMENTS TO THE PURCHASER, ETC.

5.1	All amounts to be paid to any Purchaser under this Agreement shall be paid when due to the relevant account and at the times specified below.

5.2

Any amounts payable to any Purchaser under this Agreement shall be remitted to the accounts notified in writing to the Seller by the Accounts Administrator no later than the time indicated in such notice.

5.3

All payments made by the Seller under this Agreement shall be made without set-off, counterclaim or withholding. If the Seller is compelled by law or otherwise to make any deduction, the Seller shall pay any additional amount as will result in the net amount received by the Purchaser being equal to the full amount which would have been received had there been no deduction or withholding.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	Warranties relating to the Seller

                  As at each Purchase Date, the Seller shall make the representations and warranties to each relevant Purchaser and the Programme Trustee in the terms set out in Part 1 of Schedule 3 in relation to the Seller and with reference to the facts and circumstances subsisting on such Purchase Date.

6.2	Warranties relating to Purchased Receivables

                  As at each Purchase Date, the Seller shall make the representations and warranties severally to each relevant Purchaser and the Programme Trustee in the terms set out in Part 2 of Schedule 3 with respect to the Receivables to be sold by it and purchased by the relevant Purchaser on such Purchase Date with reference to the facts and circumstances subsisting on such Purchase Date.

6.3	Obligation to notify in case of incorrect representations, etc.

                  The Seller shall forthwith notify the relevant Purchaser if any of the representations and warranties referred to in this Clause 6 were incorrect when made promptly upon becoming aware thereof.

6.4	Covenants and undertakings

                   The Seller covenants and undertakes with and to each Purchaser and the Programme Trustee as follows:

                                (a)     Indemnity against claims: no Purchaser nor the Programme Trustee shall have any obligation or liability with respect to any Purchased Receivables nor will any Purchaser or the Programme Trustee be required to perform any of the obligations of the Seller (or any of its agents) under any such contracts save, in each case, as specifically provided in this Agreement. The Seller will on demand indemnify and keep indemnified each Purchaser, the Accounts Administrator and the Programme Trustee against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) (save to the extent that such cost, claim, loss, expense, liability or damage shall not have arisen as a consequence of any breach of this Agreement by, or as a result of the wilful misconduct or negligence of the relevant Purchaser and/or as a result of any wilful default or negligence of the Programme Trustee) reasonably and properly incurred or suffered by that Purchaser and/or the Programme Trustee as a consequence of any claim or counterclaim or action of whatsoever nature made or taken by a Permitted Obligor or any third party arising out of or in connection with any Purchased Receivables or any services which are the subject of such Purchased Receivables;

                               (b)     Indemnity against breach: the Seller will on demand indemnify and keep indemnified each Purchaser, the Accounts Administrator and the Programme Trustee against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) reasonably and properly incurred or suffered by such Purchaser or the Programme Trustee as a consequence of any breach by the Seller of this Agreement or any other Transaction Document (to which the Seller is a party) (save to the extent that such cost, claim, loss, expense, liability or damages shall not have arisen as a consequence of any breach of this Agreement by, or as a result of the wilful misconduct or negligence of the relevant Purchaser or as a result of any wilful default or negligence of the Programme Trustee);

                                 (c)     Indemnity on termination: the Seller shall on demand indemnify each Purchaser against all Funding Costs incurred by that Purchaser as a result of such termination, which, for the avoidance of doubt, include Funding Costs which are incurred on or after the Termination Date;

                                (d)     No set-off: the Seller shall not take any action which would cause any set-off, counterclaim, credit, discount, allowance, right of retention or compensation, right to make any deduction, equity or any other justification for the non-payment of any of the amounts payable under any Purchased Receivable (whether by the relevant Permitted Obligor or otherwise) without the prior written consent of the relevant Purchaser (acting through the Accounts Administrator);

                                 (e)     Authorisations, approvals, licences, consents etc.: the Seller shall obtain, comply with the terms of, and maintain in full force and effect, all authorisations, approvals, licences and consents required in or by the laws and regulations of France and any other applicable law to enable it to perform its obligations under this Agreement;

                                 (f)     No other dealing: the Seller will not dispose, sell, transfer or assign, create any interest in (including Security Interest), or deal with any of the Purchased Receivables in any manner whatsoever or purport to do so except as permitted by this Agreement;

                                 (g)     No other action: the Seller will not knowingly take any action which may prejudice the validity or recoverability of any Purchased Receivable or which may otherwise adversely affect the benefit which the Purchaser may derive from such Purchased Receivable pursuant to this Agreement;

                                 (h)     Tax payments: the Seller will pay or procure the payment (as required by law) of all federal, state, local, and foreign sales, use, excise, utility, gross receipts, VAT or other taxes imposed by any authority in relation to the Purchased Receivables, the FI Agreements or this Agreement and shall make all relevant returns in respect of VAT in relation to the Purchased Receivables;

                                (i)     Notice of default: the Seller shall promptly upon becoming aware of the same inform the Accounts Administrator and the Programme Trustee of any occurrence which might adversely affect its ability to perform its obligations under this Agreement and from time to time, if so requested by the Accounts Administrator, confirm to the Accounts Administrator and the Programme Trustee in writing that, save as otherwise stated in such confirmation, no such occurrence has occurred and is continuing;

                                 (j)     Delivery of reports: the Seller shall deliver to the Accounts Administrator and the Programme Trustee, sufficient copies of each of the following documents, in each case at the time of issue thereof:

                                           (i)     every report, circular, notice or like document issued by the Seller to its creditors generally; and

                                          (ii)     (if the Accounts Administrator so requires) a certificate from its CFO stating that the Seller as at the date of its latest consolidated audited accounts was in compliance with the covenants and undertakings in this Agreement (or if it was not in compliance indicating the extent of the breach).

                                 (k)     Provision of further information: subject to applicable legislation, the Seller shall provide the Accounts Administrator and the Programme Trustee with such financial and other information concerning the Seller and its affairs as the Accounts Administrator or the Programme Trustee may from time to time reasonably require and which is available to the Seller.

               (l)     Notice of misrepresentation: the Seller shall promptly upon becoming aware of the same notify the Accounts Administrator and the Programme Trustee of any misrepresentation by the Seller under or in connection with any Transaction Document to which it is a party.

6.5	Representations and Warranties relating to the Purchasers

6.5.1

As at each Purchase Date and each Calculation Date, each Purchaser shall make the representations and warranties to the Seller in the terms set out in Part 3 of Schedule 3 with reference to the facts and circumstances subsisting on each such Purchase Date and Calculation Date.

6.5.2

The Seller shall have the option to terminate this Agreement in respect of the relevant Purchaser upon any material breach of the representations and warranties referred to in this Clause 6.5 by the relevant Purchaser, provided such material breach have a material adverse effect on the Seller.

7.	REMEDIES FOR UNTRUE REPRESENTATION, ETC.

7.1

If at any time after the Settlement Date in respect of any Purchased Receivable it shall become apparent that any of the representations and warranties set out in Part 2 of Schedule 3 relating to or otherwise affecting such Purchased Receivable was untrue or incorrect when made by reference to the facts and circumstances subsisting at the date on which such representations and warranties were given, the Seller shall, within five (5) Business Days of receipt of written notice thereof from the relevant Purchaser (or the Accounts Administrator) or the Programme Trustee, remedy or procure the remedy of the matter giving rise thereto if such matter is capable of remedy and, if such matter is not capable of remedy or is not remedied within the said period of five (5) Business Days, then following the expiry of such five (5) Business Day period the Seller shall pay to the relevant Purchaser an amount equal to the difference (if any) between (i) the amount due for payment in respect of such Purchased Receivable on such due date and (ii) the amount of Collections received in respect of such Purchased Receivable on or before such due date, to the extent such difference was caused by, or has any connection with, the breach of the relevant representation and warranty. If the Seller shall otherwise become aware of such untrue or incorrect representation and warranty other than by written notification from the relevant Purchaser (or the Accounts Administrator) or the Programme Trustee, it shall immediately notify the Accounts Administrator and the Programme Trustee of such untrue or incorrect representation and warranty. In the event the Transaction is terminated prior to the date on which an amount under this Clause 7 would have been payable by the Seller, the Seller shall pay such amount following receipt of the said written notice from the relevant Purchaser (or the Accounts Administrator) or the Programme Trustee on or before the date the Transaction is terminated or promptly thereafter.

7.2

Notwithstanding Clause 7.1 , if at any time after the Purchase Date but prior to collection of payments in full in relation to any Purchased Receivables it shall become apparent that the representation and warranty set out in paragraph (d) of Part 2 of Schedule 3 relating to or otherwise affecting such Purchased Receivable was untrue or incorrect when made by reference to the facts and circumstances subsisting at the date on which such representations and warranties were given, then the Seller shall repurchase such Purchased Receivable for a price equal to the sum of (i) the Purchase Price for such Purchased Receivable (taking into account any Collections received in respect of such Purchased Receivable prior to the repurchase), and (ii) the Funding Costs attributable to such Purchased Receivable, and see to it that notice of such repurchase is given to the relevant Permitted Obligor. Any Collections received by the relevant Purchaser in respect of such repurchased Purchased Receivables after the Seller has paid the price for such repurchase shall be paid to the Seller promptly upon receipt.

8.	FURTHER ASSURANCE

8.1	The Seller hereby undertakes not to take any steps or cause any steps to be taken in respect of the Purchased Receivables or the services supplied thereunder.

8.2	For the avoidance of doubt, this undertaking shall apply (without limitation) to the following:

     (a)     any termination, waiver, amendment or variation in relation to any Purchased Receivables;

     (b)     any assignment or sale of any Purchased Receivables; and

     (c)     any disposal of its right, title, interest, benefit or power in any Purchased Receivables.

8.3

In addition to any records or information available through the PrimeRevenue System, the Seller undertakes at the request of the relevant Purchaser or the Programme Trustee through the Accounts Administrator to produce and deliver Records concerning the Purchased Receivables as the Purchaser, the Programme Trustee or the Accounts Administrator may reasonably request for enforcement or accounting purposes.

8.4

In the event that such Records as referred to in Clause 8.3 are not produced reasonably promptly, the Seller shall permit any persons nominated by the Purchasers, the Accounts Administrator or the Programme Trustee at any time during normal business hours upon five (5) Business Days written notice to enter any premises owned or occupied by it or its agents where the Records and other information concerning Purchased Receivables are kept to have access (subject to appropriate supervision provided by the Seller and provided that the Seller shall not unreasonably delay the provision of such supervision) to, examine and make copies of all Records relating to the Purchased Receivables and the performance by the Seller of its obligations hereunder. Such access shall include the right to have access to and use (subject to appropriate supervision provided by the Seller and provided that the Seller shall not unreasonably delay the provision of such supervision) all computer passwords necessary to gain access to the relevant computer records.

8.5

The parties hereto acknowledge that each Purchaser has pledged all its title to and interest in the Purchased Receivables to the Programme Trustee, on behalf of the Purchaser Beneficiaries (as defined in the Master Definitions Schedule) as security for the due and punctual performance by the relevant Purchaser of the Purchaser Secured Obligations (as defined in the Master Definitions Schedule). All the parties hereby undertake to use, upon notice from the Programme Trustee, all reasonable efforts and take all actions as the Programme Trustee may reasonably require in order for such pledge to be perfected.

9.	NOTICES

                  Any notices to be given pursuant to this Agreement to any of the parties hereto shall be sufficiently served or given if delivered by hand or sent by prepaid first-class post or by facsimile transmission and shall be deemed to be given (in case of notice delivered by hand or post) when delivered or (in the case of any notice by facsimile transmission) upon receipt in legible form and shall be delivered or sent:

                          The Purchasers:                             Ogier
                                                                                   Whitely Chambers
                                                                                   Don Street St Helier
                                                                                   Jersey JE4 9WG
                                                                                   Channel Islands

                          with a copy to the
                          Accounts Administrator:            Structured Finance Servicer A/S
                                                                                  Christiansbro, 3 Strandgade,
                                                                                  DK-1401 Copenhagen K,
                                                                                  Denmark
                                                                                  Attention: Structured Finance
                                                                                  Servicer A/S

                                                                                  Facsimile No: +45 3333 2697

                          The Seller:                                     ArvinMeritor CVS Axles France

                                                             36 rue du Lyonnais
                                                                                 FR-69800 St Priest

                                                                                 France

                                                                                 Attention: Mr [ ]

                                                                                 Facsimile: +[ ]

                  or to such other address or facsimile number or for the attention of such other person as may from time to time be notified by any party to each of the other parties by written notice in accordance with the provisions of this Clause 9 .

10.	ASSIGNMENT AND SUPPLEMENTS

This Agreement may be assigned by each Purchaser to the Programme Trustee.

11.	AMENDMENTS AND MODIFICATIONS

                  No amendment, modification, variation or waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorised by) each of the parties hereto. No amendment of this Agreement shall be made unless the relevant Purchaser has received written confirmation from the Rating Agencies that the ratings then assigned to the Notes are not adversely affected thereby.

12.	RIGHTS CUMULATIVE, WAIVERS

                  The respective rights of each party under or pursuant to this Agreement are cumulative, and are in addition to their respective rights under the general law. The respective rights of each party under or pursuant to this Agreement shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and, in particular, any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.

13.	APPORTIONMENT

                  The parties agree that if a Permitted Obligor, owing a payment obligation which is due in respect of one or more Purchased Receivables, submits an incomplete or inaccurate information regarding the Receivable to the PrimeRevenue System or otherwise makes a general payment to a Purchaser (or the Seller) and makes no apportionment between them as to which Purchased Receivables such payment relates, then such payment shall be treated as though the Permitted Obligor had appropriated the same as payment of Purchased Receivables in relation to the relevant Purchaser in order of maturity (starting with the Purchased Receivables in relation to the relevant Purchaser having the earliest maturity date).

14.	PARTIAL INVALIDITY

                   If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provisions in any other jurisdiction or affect the remaining provisions of this Agreement. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

15.	CONFIDENTIALITY

                  None of the parties shall disclose to any person, firm or company whatsoever, or make use of (other than in accordance with the Transaction Documents) any information relating to the business, finances or other matters of a confidential nature of any other party to this Agreement of which it may in the course of its duties under this Agreement or otherwise have become possessed (including, without limitation and without prejudice to the generality of the foregoing any information concerning the identity or creditworthiness of any Permitted Obligor (all and any of the foregoing being “Confidential Information”)) and all the parties shall use all reasonable endeavours to prevent any such disclosure or use provided however that the provisions of this Clause 15 shall not apply:

             (a)               Permitted parties: to the disclosure of any information to any person who is a party to any of the Transaction Documents (to the extent such Transaction Documents relates to the Transaction as contemplated by this Agreement);

            (b)               Known information: to the disclosure of any information already known to the recipient otherwise than as a result of entering into any of the Transaction Documents (to the extent such Transaction Documents relates to the Transaction as contemplated by this Agreement);

            (c)                Public knowledge: to the disclosure of any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;

           (d)               Legal requirement: to the extent that the recipient is required to disclose the same pursuant to any law or order of any court of competent jurisdiction or pursuant to any direction or requirement (whether or not having the force of law) of any central bank or any governmental or other regulatory or taxation authority in any part of the world (including, without limitation, any official bank examiners or regulators);

            (e)                 Rights and duties: to the extent that the recipient needs to disclose the same for the exercise, protection or enforcement of any of its rights under any of the Transaction Documents or, for the purpose of discharging, in such manner as it reasonably thinks fit, its duties or obligations under or in connection with the Transaction Documents in each case to such persons as require to be informed of such information for such purposes (including for these purposes, without limitation, disclosure to any rating agency);

           (f)                  Professional advisers: to the disclosure of any information to professional advisers or auditors of the relevant party in relation to, and for the purpose of, advising such party or complying with their duties as auditors;

          (g)                 Financial institutions: to the disclosure in general terms of any information to financial institutions servicing the relevant party in relation to finances, insurance, pension schemes and other financial services;

          (h)                 Written consent: to the disclosure of any information with the written consent of all of the parties hereto;

          (i)                  Rating Agencies: to the disclosure of any information which either of the Rating Agencies may require to be disclosed to it;

          (j)                 The Issuer, Viking Global Finance ICC and Viking Asset Securitisation Holdings Limited: to the disclosure of information to the Issuer, Viking Global Finance ICC and Viking Asset Securitisation Holding Limited (or to anyone acting on behalf of such a person) or to any person providing finance to the Issuer, Viking Global Finance ICC and Viking Asset Securitisation Holding Limited (or to anyone acting on behalf of such a person);

         (k)                   Group companies: to the disclosure of information to companies belonging to the same group of companies as the Seller; and

         (l)                    Permitted Obligors: to the disclosure of information to Permitted Obligors necessary for the performance of the Seller’s obligations hereunder, or reasonably incidental thereto.

16.	NO OBLIGATIONS OR LIABILITIES

16.1

Each Purchaser acknowledges and agrees that (i) the Programme Trustee is a party to this Agreement for the purpose only of taking the benefit of this Agreement and for the better enforcement of its rights under the Master Security Trust Deed (as supplemented by the relevant Purchaser Supplemental Agreement (as defined in the Master Definitions Schedule)) and (ii) the Programme Trustee shall assume no obligations or liabilities to the Seller or the relevant Purchaser or to any other person by virtue of the provisions of this Agreement except as otherwise determined by the Transaction Documents to which the Programme Trustee is a party.

16.2

The Seller acknowledges and agrees that (i) the Programme Trustee is a party to this Agreement for the purpose only of taking the benefit of this Agreement in the manner and as set out in Clause 16.1 and (ii) the Programme Trustee shall assume no obligations or liabilities to the Seller or to any other person by virtue of this Agreement.

17.	CHANGE OF PROGRAMME TRUSTEE

                  If there is any change in the identity of the Programme Trustee or appointment of an additional trustee in accordance with the provisions of the Master Security Trust Deed (as supplemented by the relevant Purchaser Supplemental Agreement (as defined in the Master Definitions Schedule)), the Seller and the Accounts Administrator shall execute such documents and take such action as the new trustee, the retiring Programme Trustee or, as the case may be, the existing Programme Trustee may properly require for the purpose of vesting in the new trustee the rights of the outgoing Programme Trustee under this Agreement.

18.	NO LIABILITY AND NO PETITION

18.1

No recourse under any obligation, covenant, or agreement of any party contained in this Agreement shall be had against any shareholder, officer or director of the relevant party as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that this Agreement is a corporate obligation of the relevant party and no personal liability shall attach to or be incurred by the shareholders, officers, agents or directors of the relevant party as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such relevant party contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such party of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every shareholder, officer, agent or director is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.

18.1

Without prejudice to the rights of the Programme Trustee to enforce the security created pursuant to the Issuer Security Trust Deed, the Master Security Trust Deed (as supplemented by the relevant Purchaser Supplemental Agreement (as defined in the Master Definitions Schedule)), the relevant Swedish Pledge Agreement and the relevant Accounts Pledge Agreement, each of the Programme Trustee and the Seller hereby agrees that it shall not, until the expiry of one (1) year and one (1) day after the payment of all sums outstanding and owing under the latest maturing note issued under the CP Programme take any corporate action or other steps or legal proceedings for the winding-up, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the Issuer or any Purchaser or of any or all of the Issuer’s or any Purchaser’s revenues and assets.

19.	LIMITED RECOURSE

                  In the event that the security created by the Master Security Trust Deed (as supplemented by the relevant Purchaser Supplemental Agreement (as defined in the Master Definitions Schedule)), the relevant Swedish Pledge Agreement and the relevant Accounts Pledge Agreement is enforced and the proceeds of such enforcement are insufficient, after payment of all other claims ranking in priority to the claims hereunder or thereunder, to repay in full all principal or pay in full all interest and other amounts whatsoever hereunder or thereunder, then until such amounts have been paid in full the Seller shall have no further claim against the relevant Purchaser (or the Programme Trustee) in respect of any such unpaid amounts and any resultant claim shall have expired.

20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement is governed by and shall be construed in accordance with Swedish law.

20.2	The courts of Sweden shall have non-exclusive jurisdiction over matters arising out of or in connection with this Agreement. The City Court of Stockholm shall be court of first instance.

21.	TERMINATION

                  This Agreement shall remain in full force and effect until the Termination Date, provided, however, that the rights and remedies of a party with respect to any breach of any warranty made by another party in or pursuant to this Agreement, the provisions of Clause 15 , Clause 18 and Clause 19 and the indemnification and payment provisions of this Agreement shall be continuing and shall survive any termination of this Agreement.

               ____________________

This Agreement has been entered into on the date stated at the beginning of this Agreement.

For and on behalf of

ARVINMERITOR CVS AXLES FRANCE

By:

By:

For and on behalf of

VIKING ASSET PURCHASER No 7 IC

By:

By:

For and on behalf of

CITICORP TRUSTEE COMPANY LIMITED

By:

By:

--------

1 Redacted as is confidential.